Exhibit 99.1

Mandiant Completes the Divestiture of its FireEye Products Business to McAfee Enterprise
Mandiant and combined McAfee Enterprise and FireEye Products company to support customers post-close with a joint reseller relationship, shared product telemetry and frontline threat intelligence

MILPITAS, Calif., Oct. 8, 2021 – Mandiant, Inc. (NASDAQ: MNDT), the leader in dynamic cyber defense and response, today announced the completion of the previously announced transaction to sell the FireEye Products business to McAfee Enterprise, which is backed by a consortium led by Symphony Technology Group (STG), in an all-cash transaction for $1.2 billion, before taxes and transaction-related expenses. Mandiant and the combined McAfee Enterprise and FireEye Products company will continue to support customers post-closing with a joint reseller relationship, shared product telemetry and frontline threat intelligence.

“The FireEye Products team and I are incredibly proud of our work while at FireEye and Mandiant and the positive outcomes we have delivered for customers across the globe,” said Bryan Palma, who has been named CEO of the combined company for McAfee Enterprise and FireEye Products. “We are excited to join forces with our new colleagues at McAfee Enterprise and collaborate with Mandiant to continue delivering effective security to customers.”

“With the divestiture of the FireEye Products business now closed, I look forward to accelerating our vision and building on Mandiant’s unique strengths to deliver a range of dynamic cyber defense solutions to customers, and our partnership with the combined McAfee Enterprise and FireEye Products company,” said Kevin Mandia, CEO at Mandiant.

Goldman Sachs & Co. LLC served as financial advisor, and Wilson Sonsini Goodrich & Rosati P.C. acted as legal advisor, to Mandiant.

UBS Investment Bank and Jefferies LLC acted as financial advisors, and Paul Hastings LLP acted as legal advisor, to STG. UBS Investment Bank and Jefferies Finance LLC provided financing for the transaction.

About Mandiant, Inc.
Since 2004, Mandiant® has been a trusted partner to security-conscious organizations. Effective security is based on the right combination of expertise, intelligence, and adaptive technology, and the Mandiant Advantage SaaS platform scales decades of frontline experience and industry-leading threat intelligence to deliver a range of dynamic cyber defense solutions. Mandiant’s approach helps organizations develop more effective and efficient cyber security programs and instills confidence in their readiness to defend against and respond to cyber threats.

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